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                                  April 28, 1994


   Crown Central Petroleum Corporation
   One North Charles Street
   Baltimore, Maryland 21202


   Gentlemen:

     As Vice President - Legal for Crown Central Petroleum Corporation (the "Company"), I have participated in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission with respect to the offering of up to 2,000,000 shares of Class B Common Stock, par value $5, of the Company (the "Common Stock"), 1,100,000 shares for use in connection with the Company's 1994 Long-Term Incentive Plan (the "Plan") and 900,000 shares for use by the Employees Savings Plan.

     I have reviewed such documents and records as I have considered appropriate and, on the basis of such review, I am of the opinion that the 1,100,000 shares of Class B Common Stock to be offered pursuant to the Plan have been validly authorized and when issued or sold upon the terms set forth in the Plan, will be validly issued, fully-paid and non-assessable.

     I consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                   Very truly yours,



                                   Thomas L. Owsley
                                   Thomas L. Owsley















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